Exhibit 23.4

KPMG Financial Advisory Services (Australia) Pty Ltd Australian Financial Services Licence No. 246901 Level 8 235 St Georges Terrace Perth WA 6000 GPO Box A29 Perth WA 6837 Australia	ABN: 43 007 363 215 Telephone: +61 8 9263 7171 Facsimile: +61 8 9263 7129 www.kpmg.com.au

CONSENT OF INDEPENDENT EXPERT

We hereby consent to the references to and the incorporation by reference of our Independent Expert’s Report, dated as of 8 April, 2022, as to whether the merger is in the best interests of the shareholders of Woodside Petroleum Ltd., which is included as Exhibit 99.4 to the Registration Statement on Form F-4 of Woodside Petroleum Ltd. (the “Registration Statement”), and to the references to us and such report in the form and context in which they appear in the prospectus.

/s/ KPMG Financial Advisory Services (Australia) Pty Ltd.

253 St Georges Terrace, Perth, WA 6000

8 April 2022

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